NordWand Enterprize
P.O. Box 82811
Fairbanks, Alaska 99708
907-479-8431
jeffkeener@hotmail.com

Consent of Expert

Goldrich Mining Company
2607 Southeast Blvd., Suite B211
Spokane, Washington 99223

United States Securities and Exchange Commission

I, Jeffrey O. Keener, contract geologist and sole proprietor of NordWand Enterprize, authored the report "Letter of Recommendation for the Little Squaw Creek Placer Gold Deposits" dated 1 October 2006 (the "Report"). The Report was produced solely by myself for Goldrich Mining Company, known then as the Little Squaw Gold Mining Company (the "Company").

I hereby consent to the filing of the reports with the Registration Statement of the Company on Form 10-K filed on or around April 15, 2014, and the use of and references to the subject matter of the reports contained therein. I also consent to the use of my name in the Registration Statement in regard to preparation of the reports.

Dated: March 24, 2015

Jeffrey O. Keener
Owner, NordWand Enterprize
B.S., AIPG MEM-0777
AKBL #120375